EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2006 First Quarter Financial Results

BRISTOL, Pa., May 12, 2006 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the first quarter ended March 31, 2006.

The Company reported revenues of $36.7 million for the first quarter of 2006 compared to $29.0 million for the first quarter of 2005. The increase in revenues for the first quarter of 2006 over the first quarter of 2005 was attributable to $6.9 million of revenue growth within the existing customer base, $1.1 million of revenues from new customers offset by a $0.3 million decline in revenues relating to contracts terminated in prior periods.

The Company reported a net loss of $1.1 million or 377 cents per diluted share in the first quarter of 2006 compared to a net loss of $1.6 million or 54 cents per diluted share in the same quarter of 2005. The improved operating results over the first quarter of 2005 are primarily attributed to the increase in sales and gross margin dollars and a decline in selling, general and administrative expenses.

At March 31, 2006, the Company reported total cash and cash equivalents of $24.4 million compared to $29.9 million at December 31, 2005. The decrease in cash is primarily attributable to a reduction in accounts payable, timing of customer collections and the net loss reported for the first quarter of 2006.

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2005 annual report as filed on Form 10-K with the Securities and Exchange Commission.

            STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations

                             (unaudited)

                  (in thousands, except share data)

                                        Three months ended March 31,
                                       -------------------------------
                                           2006                2005
                                       ------------      -------------
 Revenues                              $    36,724       $    29,023
 Costs and expenses:
   Cost of materials                        31,004            23,784
   Operating wages and benefits              2,408             2,247
   Other operating expenses                    933               803
   Selling, general and
    administrative expenses                  3,629             3,828
                                       ------------      -------------
 Total costs and expenses                   37,974            30,662
                                       ------------      -------------
       Operating loss                       (1,250)           (1,639)
 Interest income                               269               123
                                       ------------      -------------
       Loss before income taxes               (981)           (1,516)
 Income tax expense                            115                85
                                       ------------      -------------
       Net loss                        $    (1,096)      $    (1,601)
                                      =============      =============

 Net loss per common share -
  basic and diluted                    $     (0.37)      $     (0.54)
                                      =============      =============

 Weighted average number of
  shares of  common stock
  outstanding - basic and diluted        2,960,174         2,959,441
                                      =============      =============

CONTACT:  Strategic Distribution, Inc.
          Philip D. Flynt, Chief Financial Officer
          (800) 322-2644, Ext. 1907